Exhibit 10.16

PEREGRINE SYSTEMS

LIMITED

Terms and Conditions of Employment

Alan Kerr

TERMS AND CONDITIONS OF EMPLOYMENT

Full Name:	Alan Kerr
Address:	The Great Barn
Wokingham Road
Hurst
Berkshire
RG10 0RX

The standard terms and conditions of employment with Peregrine Systems Limited (“the Company”) of Ambassador House, Paradise Road, Richmond, Surrey TW9 1SQ are set out below.  Details of your individual terms, including remuneration, are set out in the letter offering you employment.

Your terms and conditions may be subject to change from time to time in which case you will be advised of the Company’s intention with due notice either individually in writing or by general e-mail.  There are no collective agreements that affect the terms and conditions of your employment with Peregrine Systems.

DUTIES

You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with the position that you hold.  The Company may require you to undertake different or additional duties, however, you will not be assigned duties which you cannot reasonably perform.

RULES, POLICIES AND PROCEDURES

During your employment you will be required to comply with the Company’s rules, policies and procedures which may vary from time to time and to comply with the Company’s lawful and reasonable instructions.

Copies of the Company’s Disciplinary Rules and Procedure and Grievance Procedure, which do not form part of your contract of employment, may be obtained from your Manager or from the Company Intranet.

HOURS OF WORK

Your normal working hours are 37.5 hours per week from 9.00am to 5.30pm Monday to Friday.  This includes one hour for lunch which is to be taken between 12.00 noon and 2.00pm at the discretion of your Manager.

You are expected to work such hours as are reasonably necessary to perform your duties and to meet the needs of the business.  There is no entitlement to be paid additional remuneration for any additional hours worked as this obligation has already been taken into account by the Company in determining salary levels.

The Company reserves the right to change your start and finish times and the days on which you work.

By signing these terms and conditions you agree to waive the provisions of the Working Time Regulations 1998 and consent to work in excess of 48 hours per week (averaged over 17 weeks) if required.  You may withdraw this consent at any time by giving 7 days notice in writing to your Manager.  The Company will not penalise you in any way if you decide not to opt out or exercise your right to withdraw your consent to opt out.

PLACE OF WORK

The Company may require you to work at any premises that the Company may subsequently acquire within reasonable travelling distance of your home.  During the course of your employment you will also be required to work at various premises belonging to the Company’s customers, and to travel both within the UK and abroad.

REMUNERATION, EXPENSES AND DEDUCTIONS

Your salary is as stated in your offer letter.  Any subsequent changes will be discussed with you and notified to you in writing.  Salaries are normally reviewed annually though there is no guarantee that there will be an increase.

You will be reimbursed for any reasonable expenses incurred by you in carrying out your duties, subject both to your producing receipts when requested to do so and to complying with relevant company policies that are in force at the time.

By signing these terms and conditions you agree that the Company will be entitled at any time during your employment, or in any event on the termination of your employment, to deduct from your remuneration, or from your expenses reimbursement, any monies due from you to the Company.

HOLIDAY ENTITLEMENT

The Company’s holiday year runs from 1 April to 31 March.  In addition to U.K. Public Holidays you are entitled to 25 days holiday in each complete holiday year worked.  This includes your statutory holiday entitlement under the Working Time Regulations 1998 which shall be considered to have been taken first.

Holiday entitlement in the first and final years of employment will be calculated on a pro rata basis with holidays accruing at the rate of 2.08 days per completed month of employment.  The total will be rounded up to the nearest half day.

If on the termination of your employment you have taken holiday in excess of your accrued entitlement, this excess will be deducted from any monies due to you.  If you have holiday entitlement which you have accrued but not taken the Company may, at its discretion, require you to take your holiday during your notice period or may pay you a sum in lieu of accrued holiday.

You must obtain the prior approval of your Manager before booking holiday dates. It is not usual for the Company to grant leave of more than 2 weeks at any one time.

In the event of your having any unused holiday at the end of the holiday year you may carry over up to 5 days into the first three months of the next holiday year with the prior approval of your Manager.  Any carried over holiday which is not taken by 30 June will be lost.

SICKNESS ABSENCE AND SICK PAY

If you are unable to come to work for any reason you must inform your Manager, or another appropriate person within the Company, as soon as possible on the first day of absence.  You must then keep the Company informed of your progress and likely date of return on a regular basis.

For absences of up to 7 days a self – certificate will be accepted.  For absences of more than seven consecutive days, including weekends, you must obtain a medical certificate from your doctor and send this to the Company.

Providing that you meet the requirements in respect of certification and the Company is satisfied that your absence is due to genuine incapacity for work, the Company will pay you up to 15 working days Company Sick Pay (including Statutory Sick Pay where payable) during the year from 1 April to 31 March.

You will receive Statutory Sick Pay (SSP) when you qualify for it.  Details of the SSP Scheme may be obtained from the Human Resources Department.

If at any time during your employment your health gives cause for concern you may be required by the Company to undergo a medical examination by a doctor nominated by the Company.  The Company may ask for a medical report from the doctor carrying out the examination and you will be asked to sign a medical consent form to confirm your agreement to this.

PENSION AND OTHER BENEFITS

The Company reserves the right to terminate its participation in any of its benefit schemes or to substitute another scheme or to alter the benefits available to you under any of the schemes.

DATA PROTECTION

In accordance with the Data Protection Act 1998 the Company is required to obtain your consent to process personal data held on your personnel file and the Company’s computer systems.

From time to time the Company will wish to process personal information for administration and business management purposes.  Such processing will take place in accordance with the provisions of the Data Protection Acts 1984 and 1998.  As part of an international organisation we may on occasion wish to make your personal records available to other parts of Peregrine Systems which may be located in the United States or other parts of the world.  By signing these Terms and Conditions of Employment you are giving your consent to these uses.

EXCLUSIVITY OF SERVICE

You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company at all times.  You must not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned in any other business or undertaking where this is or is likely to be in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties.  However, you may hold up to 5% of any class of securities for investment purposes in any company which is quoted on a recognised Stock Exchange.  If the holding is to exceed 5%, the prior approval of the Board of Directors of the Company should be obtained.  Subject to this clause, and to the Company’s prior written consent you may perform duties of a non-executive director for another company which is not a competitor of the Company.

CONFIDENTIAL INFORMATION

You shall neither during your employment (except in the proper performance of your duties) nor at any time after the termination thereof, directly or indirectly

•                  use for your own purposes or those of any other person, company, business entity or other organisation whatsoever, or

•                  disclose to any person, company, business entity or other organisation whatsoever, any trade secrets or confidential business information relating or belonging to the Company including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, specific technical information, research activities, any document marked “Confidential”, or any information which you have been told is confidential or which you might reasonably expect the Company would regards as confidential, or any information which has been given to the Company in confidence by customers, suppliers and other persons.

You shall not at any time during your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business dealings or affairs otherwise than for the benefit of the Company.

COMPUTER SYSTEMS AND FACILITIES

Internet access, including e-mail facilities, are essential elements of Peregrine’s day to day business operations and employees granted access to these facilities are required to use them in a responsible way and to follow the Company’s guidelines on such use.

The Company will audit and monitor use of the systems to ensure proper and effective business use.   You should not expect privacy in the use of Company Internet, e-mail and fax facilities.  All e-mail is stored and the Company may inspect e-mail (including personal e-mails) at any time.

By accepting employment with the Company you consent to such monitoring and inspections.

INTELLECTUAL PROPERTY

You shall disclose to the Company any idea, design, work or invention made in the course of your employment, whether or not in the course of your duties.  All ideas, designs, works and inventions of any nature whatsoever in connection with the business of the Company, made by you, or which you have played a part in making during the course of your employment shall be the exclusive property of Peregrine Systems Limited.

All patents, copyright and other intellectual property rights throughout the world in respect of such ideas, designs, works or inventions shall also be the exclusive property of the Company.

In accepting employment with the Company you irrevocably waive in favour of Peregrine Systems Limited any and all moral rights which you may have in any copyright work created by you pursuant to your employment with the Company.

You will, at the request and expense of the Company, do such things and execute such documents as may be necessary to give the Company the full benefit of such ideas, designs, works and inventions.

The Company will pay you such compensation as it will determine in its discretion, subject to Section 40 of the Patents Act 1977.

DISCIPLINE

You will be expected to maintain a good standard of work performance and conduct at all times.  If standards fall below the reasonable levels acceptable to the Company, you will be liable to disciplinary action which could ultimately result in dismissal if satisfactory improvements are not forthcoming.

TERMINATION OF EMPLOYMENT

Details of the notice necessary to terminate your employment are contained in the letter offering you employment.

The Company reserves the right to terminate your employment without notice, and without pay in lieu of notice, if it has reasonable grounds to believe that you are guilty of gross misconduct or gross negligence.

The Company reserves the right to pay compensation in lieu of any notice of termination of employment (subject to a duty to mitigate your loss) which it or you are required to give.  Where you have received pay in lieu of notice you will not be entitled to any additional compensation in respect of any holiday that would otherwise have accrued during the notice period.

The Company reserves the right to tell you not to attend the office whilst working your notice period irrespective of whether notice has been given by you or by the Company.  In these circumstances you will be paid your normal salary and receive normal Company benefits during the notice period.  During any such period the Company may require you to undertake duties at home, however, the Company is relieved of any obligation to provide you with work and may require you not to have any contact with customers of the Company or such employees as the Company may determine.  You may not work for any other Company during your notice period.

TERMINATION THROUGH ILLNESS

It is necessary for the efficient operation of the business that all employees attend work regularly.  If you are unable to achieve this for reasons of poor health the Company may not be able to continue your employment.  Your health will be reviewed regularly during any absence from work due to sickness, injury or other incapacity and the Company reserves the right to terminate your employment in such circumstances.  However, no action would be taken without consulting with you and establishing that no reasonable adjustments can be made to accommodate your situation.

REQUIREMENTS ON LEAVING THE COMPANY

Upon the termination of your employment, for whatever reason, you will:

1.               Immediately deliver up to the Company all databases, lists of customers and clients, correspondence and other documents, papers and property whether in hard copy or computer readable form belonging to the Company which may have been prepared by you or have come into your possession during your employment and you must not retain any copies or extracts of them.

2.               Return all other Company property, which may include some or all of the following: mobile phone, PC, laptop, keys and security pass.  The Company reserves the right to retain the sum of one thousand pounds from your final payment until all Company property has been returned.

3.               Cease to represent yourself as being in any way connected with the business of the Company.

RESTRICTIONS AFTER THE TERMINATION OF EMPLOYMENT

You agree that for a period of six months immediately after the effective date of the termination of your employment you will not, either on your own behalf or on behalf of any other person or organisation, either directly or indirectly:

•                  Solicit, or assist in soliciting, or deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer with whom you have had substantial personal contact or dealings on behalf of the Company during the 12 months immediately preceding the effective date of the termination of your employment.  This also applies to organisations with whom employees reporting directly to you have had personal contact or dealings on behalf of the Company during the relevant period.

•                  Solicit, or entice away, or accept into employment or otherwise engage the services of, any person who is a Company Employee.  This applies where that person is a Company Employee on the effective date of the termination of your employment or has been a Company Employee in any part of the three months immediately preceding the Termination Date

UNDERTAKING

You agree that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during your employment with the Company or during the continuance in force of any restrictions set out above you will immediately provide to such person, company, business entity or other organisation a full and accurate signed copy of these Terms and Conditions.

Note

Throughout this Statement of Terms and Conditions of Employment references to the Company should be taken as including reference to Associated Companies that are either directly or indirectly controlled by the Company or directly or indirectly control the Company.

Issued on behalf of Peregrine Systems by:
Roddy Temperley

Date:

Signed and Agreed by:
Alan Kerr

Date: